Exhibit 99

The Fifth Third Bancorp Master Profit Sharing Plan

Financial Statements as of and for the Years Ended December 31, 2007 and 2006, Supplemental Schedule as of December 31, 2007, and Report of Independent Registered Public Accounting Firm

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2007 and 2006	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2007 and 2006	3

Notes to Financial Statements as of and for the Years Ended December 31, 2007 and 2006	4 - 9

SUPPLEMENTAL SCHEDULE -

Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year) as of December 31, 2007	11 - 12

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp and

the Pension and Profit Sharing Committee of

the Fifth Third Bancorp Master Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of the Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2007, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2007 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

June 26, 2008

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS:
Investments - at fair value:
Common stock of Fifth Third Bancorp	$117,551,104	$188,439,816
Common stock of F.N.B. Corporation	—	2,095,010
Collective funds:
Cash equivalents	8,807,405	106,841
Stable value funds	76,542,603	75,148,416
Mutual funds	777,169,051	704,404,481
Participant notes receivable	14,034,115	12,004,010

Total investments	994,104,278	982,198,574

Receivables:
Contributions receivable - from subsidiaries of Fifth Third Bancorp	12,277,314	19,711,596
Accrued investment income	2,311,805	2,106,158

Total receivables	14,589,119	21,817,754

Total assets	1,008,693,397	1,004,016,328

LIABILITIES:
Excess contributions payable	452,970	1,335,645

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	1,008,240,427	1,002,680,683
Adjustments from fair value to contract value for fully benefit- responsive investment contracts	194,217	849,685

NET ASSETS AVAILABLE FOR BENEFITS	$1,008,434,644	$1,003,530,368

See Notes to Financial Statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
ADDITIONS:
Investment income:
Dividends	$84,840,233	$53,615,356
Interest	4,263,315	3,556,537
Net (depreciation) appreciation in fair value of investments	(80,533,315)	41,643,400

Net investment income	8,570,233	98,815,293

Contributions:
Contributions from participants, net of excess contributions	73,505,820	69,792,935
Contributions from subsidiaries of Fifth Third Bancorp	47,394,372	53,850,470

Total contributions	120,900,192	123,643,405

Transfers from other retirement plans	379,681	—
Other additions	10,566	—

Total additions	129,860,672	222,458,698

DEDUCTIONS:
Benefits paid to participants	(124,787,392)	(124,302,965)
Other disbursements	(169,004)	(110,713)

Total deductions	(124,956,396)	(124,413,678)

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	4,904,276	98,045,020
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of period	1,003,530,368	905,485,348

End of period	$1,008,434,644	$1,003,530,368

See Notes to Financial Statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

1.	DESCRIPTION OF PLAN

The following brief description of The Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General - The Plan is a defined contribution profit sharing plan, with a 401(k) feature, with separate accounts maintained for each participant. Each employee of a participating Fifth Third Bancorp (“Bancorp”) subsidiary, if employed before November 1, 1996, automatically became a participant on the first payroll date after becoming an employee. With regard to the profit sharing feature, effective January 1, 2004, employees are eligible immediately upon hire. For the 401(k) feature, employees are eligible to participate after 30 days of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Bancorp is the Plan Sponsor. The original Plan became effective December 31, 1954, and was last amended on November 8, 2007.

Amendments to the Plan during 2007 include:

Effective November 2, 2007, the W. Lyman Case and Company 401(k) Profit Sharing Plan (“WLC Plan”) was merged into the Plan. Upon the merger, an individual who was not already a participant or beneficiary, but who had an account in the WLC Plan on November 2, 2007, became a participant or beneficiary of the Plan.

Effective November 2, 2007, Appendix XXIV was added, which governs the Plan rules for R-G Crown Bank employees such as eligibility, past service credit, deferrable compensation and employer matching contributions.

Investment Options - At December 31, 2007, participants can direct their accounts to be invested in Fifth Third Bancorp common stock, two collective funds or 17 mutual funds offered by the Plan as investment options.

Administration - Fifth Third Bank, a wholly-owned subsidiary of the Bancorp, serves as the trustee of the Plan and the Plan administrator. The investment assets of the Plan are held in separate trust funds by Fifth Third Investment Advisors where such assets are managed. The Bancorp has engaged Fifth Third Bank to be the Plan’s recordkeeper and to provide custodial services for the Plan.

Funding and Vesting - The Bancorp’s profit sharing contribution to the Plan is a percentage of eligible compensation determined annually by the Board of Directors of the Bancorp and allocated to participants in accordance with the provisions of the Plan. The profit sharing contribution by the Bancorp is allocated to participants in the proportion that the compensation of each participant bears to the compensation of all participants for the Plan year.

Employees are eligible for profit sharing contributions for Plan year 2004 and after, immediately upon hire. Profit sharing contributions for the 2004 through 2006 Plan years vest on a five-year cliff vesting schedule. Profit sharing contributions for the 2007 Plan year and forward vest on a three-year cliff vesting schedule.

The Plan permits voluntary contributions from participants up to 100% of their compensation. Such contributions are credited directly to the participants’ accounts and are fully vested. Contributions may be allocated to the available investment options at the discretion of the participant. Gains and losses under the Plan are valued on a daily basis and allocated to participant accounts based on account balances.

The Plan also accepts rollover contributions from other qualified plans or from individual retirement accounts. Rollovers are credited to a participant’s rollover contribution account, are treated in a manner similar to before-tax contributions for Plan accounting and federal income tax purposes, and are not eligible for matching contributions by the Bancorp.

For voluntary and matching contributions, employees are eligible to participate in the Plan the pay period after they have completed 30 days of service. The Bancorp matches 100% of the first 4% contributed on a pre-tax basis. A three-year cliff vesting schedule was added to the Plan as of January 1, 2004, so that after three years of service, a participant is 100% vested in the matching contributions; anything less than three years of service, a participant is 0% vested. Current service credit as of January 1, 2004, was grandfathered. Bancorp matching contributions are initially invested in the Fifth Third Stock Fund. Subsequent to the initial investment, matching contributions may be moved to the other investment options.

Both voluntary contributions and Bancorp matching contributions are subject to statutory limitations.

Forfeited Accounts - At December 31, 2007 and 2006, forfeited nonvested accounts totaled $9,622,633 and $8,987,730, respectively. These accounts will be used to reduce future employer contributions. During the years ended December 31, 2007 and 2006, employer contributions were reduced by $9,568,479 and $11,699,725, respectively, from forfeited nonvested accounts.

Termination - Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to discontinue the contributions of any participating Bancorp subsidiary at any time and to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and non-forfeitable.

Payment of Benefits - The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments. Benefits are recorded when paid. The benefit to which an employee is entitled is the benefit that can be provided from the participant’s vested account.

Benefits Payable - Amounts allocated to accounts of persons who have elected to withdraw from the Plan, but have not yet been paid were $637,808 and $1,099,958 at December 31, 2007 and 2006, respectively.

Tax Status - The Internal Revenue Service has determined and informed the Bancorp by a letter dated February 11, 2005 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Participant Notes Receivable - Participants may borrow from certain of their fund accounts a minimum of $1,000 up to the lesser of $50,000 or 50% of the vested portion of their account balance. A participant can request a loan for any reason. Each loan, by its terms, is required to be repaid within five years. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by the Bancorp on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans at December 31, 2007 ranged from 4.0% - 9.75% compared to 4.0% - 10.5% at December 31, 2006. Principal and interest are paid by the participant through payroll deductions authorized by the participant.

Withdrawals - Subject to the Plan administrator’s sole and absolute discretion, participants are allowed to withdraw an amount not to exceed the total amount of that participant’s voluntary contributions for financial hardship purposes. Partial withdrawals are not permitted.

Dividend Pass-Through Election - A participant with an account (including any sub-account) invested in the Fifth Third Stock Fund (or in the event of the participant’s death, their beneficiary), shall have the right to elect, in accordance with instructions or procedures of the Plan administrator, or its delegate to either (1) leave such dividends in the Plan for reinvestment in common stock of Fifth Third Bancorp under the Fifth Third Stock Fund or otherwise; or (2) take the dividends in cash.

Excess Contributions Payable - In accordance with IRC limits, the Plan is required to return excess contributions received during the Plan year. Contributions totaling $452,970 were refunded to applicable participants in March 2008 in order for the Plan to pass the Average Deferral Percentage (“ADP”) test for the year ended December 31, 2007. Contributions totaling $1,335,645 were refunded to applicable participants in March 2007 in order for the Plan to pass the ADP test for the year ended December 31, 2006.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

Basis of Accounting - The accounting records of the Plan are maintained on the accrual basis of accounting. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risk and Uncertainties - The Plan invests in various securities, which may include U.S. governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Valuation of Investments - The Plan’s investments are stated at fair value. Quoted market prices are used to value equity securities and mutual funds. Common collective trust funds are stated at fair value as determined by the issuer of the common collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value. The adjustment from fair value to contract value on the Statements of Net Assets Available for Benefits relates to the Fifth Third Profit Sharing Stable Value Fund, which is a stable value fund that is a commingled pool of the Plan. The fund invests in a diversified portfolio of stable assets, which include, but are not limited to, units of collective trust funds consistent with the fund’s objective of stable value, guaranteed investment contracts, alternative and separate account investment contracts as well as short-term money market instruments. Participants in the Fifth Third Bank Stable Value Fund for Employee Benefit Plans may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Participant notes receivable are stated at cost, which approximates fair value.

Management fees and operating expenses charged to the Plan for investments in the mutual funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administrative Expenses - The Bancorp pays all administrative expenses of the Plan, except for certain expenses allocable to participant accounts. Such expenses have historically been comprised of fees for Plan loans, withdrawals, distributions, and qualified domestic relations orders.

Adoption of New Accounting Guidance -

The financial statements reflect the adoption of Financial Accounting Standards Board (“FASB”) Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”). As required by the FSP, the statements of net assets available for benefits presents investment contracts at fair value as well as an additional line item showing an adjustment of fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefit is presented on a contract value basis and is not affected by the adoption of the FSP. The adoption of the FSP did not impact the amount of net assets available for benefits at December 31, 2007 or 2006.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 requires that an enterprise evaluate whether or not its tax position is in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 109, Accounting for Income Taxes and was effective January 1, 2007. The adoption of FIN 48 does not impact the amounts reported in the Plan’s financial statements due to the fact that the Plan is qualified and tax-exempt.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value by clarifying the exchange price notion presented in earlier definitions and providing a framework for measuring fair value. SFAS 157 also expands disclosures about fair value measurements. SFAS 157 was effective for financial statements issued for fiscal years beginning after

November 15, 2007 and interim periods within those years. The adoption of SFAS 157 on January 1, 2008 did not have a material effect on the Plan’s financial statements; however, additional disclosures will be required about the inputs used to develop the measurements and the effect of certain measurements reported in the Plan’s financial statements for the year ended December 31, 2008.

3.	INVESTMENTS

Investments representing 5% or more of net assets available for benefits as of December 31, 2007 and 2006 are as follows:

	2007	2006
Fifth Third Bank LifeModel Moderate Fund* (13,279,189 and 13,783,675 shares, respectively)	$166,388,235	$178,222,916
Fifth Third Bancorp common stock* (4,588,460 and 4,572,430 shares, respectively)	117,551,104	188,439,816
Fifth Third Bank Quality Growth Fund* (5,523,353 and 5,447,923 shares, respectively)	100,304,088	93,758,763
Fifth Third Bank Stable Value Fund for Employee Benefit Plans* (6,607,691 and 6,843,194 shares, respectively) (1)	76,736,820	75,998,101
Fifth Third Bank Disciplined Large Cap Value Fund* (5,072,462 and 4,988,977 shares, respectively)	66,804,323	70,145,011
Fifth Third Bank International Equity Fund* (4,551,120 and 4,044,193 shares, respectively)	66,446,357	56,497,370
Fifth Third Bank Mid Cap Growth Fund* (4,446,781 and 4,436,778 shares, respectively)	60,431,751	64,422,013

(1)	Investment amounts at contract value. The fair value of the investments were $76,542,603 and $75,148,416 at December 31, 2007 and 2006, respectively.
*	Denotes a party-in-interest.

The following table represents the net (depreciation) appreciation in fair value of investments for the Plan during the years ended December 31, 2007 and 2006:

	2007	2006
Net (depreciation) appreciation in fair value of investments:
F.N.B. Corporation common stock *	(143,767)	203,763
Mutual funds *	(11,059,047)	26,838,782
Fifth Third Bancorp common stock *	(69,330,501)	14,600,855

Total	$(80,533,315)	$41,643,400

*	Denotes a party-in-interest.

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual and collective funds managed by Fifth Third Bank. Fifth Third Bank is the trustee as defined by the Plan and, therefore, these transactions qualify as exempt party-in-interest transactions. Fees paid by the Plan for the investment management services were included as a reduction of the return earned on each fund.

Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

At December 31, 2007 and 2006, the Plan held 4,588,460 and 4,572,430 shares of the Bancorp’s common stock, respectively, with fair values of $117,551,104 and $188,439,816, respectively. Total dividends received from shares of the Bancorp’s common stock totaled $7,536,706 and $6,937,735 for the years ended December 31, 2007 and 2006, respectively.

5.	PLAN ASSETS FROM ACQUIRED COMPANIES

During 2007, the remaining assets of the WLC Plan were transferred into the Plan totaling $379,681.

6.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

2007
Net assets available for benefits per the financial statements	$1,008,434,644
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(194,217)

Total assets (current value column) per Form 5500
Schedule of Assets (Held at End of Year)	$1,008,240,427

Increase (decrease) in net assets per the financial statements	$4,904,276
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(194,217)

Net income per Form 5500	$4,710,059

******

SUPPLEMENTAL SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, PART IV, LINE 4i -

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2007

Asset Description	Current Market **
COMMON STOCK -
*Fifth Third Bancorp	$117,551,104
COLLECTIVE FUNDS:
Cash equivalents -
*Fifth Third Bank Safe Trust	8,807,405
Stable value funds -
*Fifth Third Bank Stable Value Fund for Employee Benefit Plans ***	76,542,603

Total collective funds	85,350,008

MUTUAL FUNDS:
*Fifth Third Bank Life Model Moderate Fund	166,388,235
*Fifth Third Bank Quality Growth Fund	100,304,088
*Fifth Third Bank Disciplined Large Cap Value Fund	66,804,323
*Fifth Third Bank International Equity Fund	66,446,357
*Fifth Third Bank Mid Cap Growth Fund	60,431,751
*Fifth Third Bank Life Model Moderate Aggressive Fund	50,079,318
*Fifth Third Bank Life Model Aggressive Fund	50,067,179
Lazard Emerging Markets Fund	44,089,518
*Fifth Third Bank Equity Index Fund	32,517,229
Goldman Sachs Mid Cap Value Fund	29,602,984
*Fifth Third Bank Small Cap Value Fund	22,941,933
Columbia Technology Fund	19,258,192
Fidelity Advisor Small Cap Fund	19,040,638
Dodge & Cox Income Fund	18,558,469
*Fifth Third Bank Bond Fund	18,087,449
*Fifth Third Bank Life Model Moderate Conservative Fund	7,011,697
*Fifth Third Bank Life Model Conservative Fund	5,539,691

Total mutual funds	777,169,051

(Continued)

* Denotes a party-in-interest.
** Cost information is not required for participant-directed investments and, therefore, is not included.
*** Contract value is $76,736,820.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, PART IV, LINE 4i -

SCHEDULE OF ASSETS (HELD AT END OF YEAR) (continued)

AS OF DECEMBER 31, 2007

Asset Description	Current Market **
LOAN FUND -
*Participant notes receivable (Interest rates ranging from 4.00% to 9.75% and maturing on various dates through December 2012)	14,034,115

TOTAL	$994,104,278

(Concluded)

* Denotes a party-in-interest.
** Cost information is not required for participant-directed investments and, therefore, is not included.